Exhibit 99.1

WYNDHAM INTERNATIONAL PROMOTES MARK F. HEDLEY TO

EXECUTIVE VICE PRESIDENT AND CHIEF INFORMATION OFFICER

DALLAS (Jan. 12, 2005) – Wyndham International, Inc. (AMEX:WBR) has named Mark F. Hedley executive vice president and chief information officer, responsible for driving strategic technology initiatives throughout the company and overseeing casino gaming operations in Puerto Rico.

“Under Mark’s leadership, Wyndham has launched a number of dynamic and evolving technology solutions that have helped spur revenue streams, enhanced service to our customers, and improved business operations and performance. He has a valuable combination of experience implementing industry-leading technologies and managing casino operations for several leading hospitality companies, and we are fortunate to have him guiding these important elements of our business,” said Fred J. Kleisner, chairman, president and chief executive officer.

Since joining Wyndham in 2000 as senior vice president and chief technology officer, Hedley has helped the Company secure consecutive spots on the prestigious InformationWeek 500 listing as well as receive the coveted CIO 100 Award from CIO Magazine. In 2004, he was named one of Computerworld’s Premier 100 IT Leaders for his accomplishments in implementing guest-friendly technology advancements. Of the 100 U.S. companies honored, Wyndham was also named “Best in Class,” a recognition reserved for the top 12 companies with the most outstanding approach to IT implementation. Throughout his 20-year career in the information technology industry, Hedley has held a number of key management positions with Sun International North America, Caesars World, Inc. and ITT Sheraton.

Based in Dallas, Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations. Wyndham owns, leases, manages and franchises hotels and resorts in the U.S., Canada, Mexico, the Caribbean and Europe, and guarantees that the best rates for its properties will be found on its proprietary Web site. For more information or to make a reservation, visit www.wyndham.com or call 800-WYNDHAM. Wyndham is a founding member of the Global Hotel Alliance (www.globalhotelalliance.com), a worldwide union of hospitality companies that provides guests with unique, personalized guest services.

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